EXHIBIT 99.1

CONTACT:	ICR, Inc.
Allison Malkin
203-682-8200

MOVADO GROUP, INC. ANNOUNCES FIRST QUARTER
FISCAL 2027 RESULTS

~ Net Sales of $142.4 million ~

~ Operating Income of $7.0 million and Adjusted Operating Income of $7.5 million ~

~ EPS of $0.30 and Adjusted EPS of $0.32 ~

~ Board Approves $0.05 Increase in Quarterly Dividend to $0.40 Per Share ~

Paramus, NJ – May 27, 2026 -- Movado Group, Inc. (NYSE: MOV) today announced first quarter fiscal 2027 results for the period ended April 30, 2026.

First Quarter Fiscal 2027 Highlights

•	Net sales of $142.4 million versus $131.8 million in the first quarter of fiscal 2026;
•	Gross margin of 57.3% compared to 54.1% in the first quarter of fiscal 2026;
•	Operating income of $7.0 million compared to $0.3 million in the first quarter of fiscal 2026;
•	Adjusted operating income of $7.5 million compared to $0.9 million in the first quarter of fiscal 2026;
•	Diluted earnings per share of $0.30 compared to $0.06 in the first quarter of fiscal 2026;
•	Adjusted diluted earnings per share of $0.32 compared to $0.08 in the first quarter of fiscal 2026; and
•	Ended the quarter with $225.3 million in cash and no debt.

Efraim Grinberg, Chairman and Chief Executive Officer, stated: “We are pleased with our start to the year, accelerating the momentum from year-end and delivering a strong first quarter. We increased net sales by 8%, expanded gross margin by 320 basis points, and delivered earnings per share of $0.30 compared to $0.06 in the prior year — while also making meaningful progress on our strategic initiatives.”

“We continued to drive strong results across both our direct and wholesale businesses. Our two largest markets, the United States and Europe, performed particularly well and more than offset declines in the Middle East stemming from the conflict in that region. First quarter net sales benefitted from the positive impact of fluctuations in foreign exchange rates and replenishment shipments driven by our strong holiday performance. The innovation we have delivered across our brands is resonating with consumers and generating increased demand — especially among younger consumers. On the marketing front, our teams are connecting with consumers through energized storytelling across digital platforms.”

Mr. Grinberg concluded: “Looking ahead, we are excited about the new Movado campaign highlighting the brand’s rich 145-year heritage and Swiss craftsmanship. We will continue to build on the momentum we are seeing across our fashion watch and jewelry brands — particularly in smaller-sized watches and distinctive shapes. We ended the quarter with $225.3 million in cash and no debt and are pleased to announce that our Board of Directors approved a 14% increase in our quarterly dividend to $0.40 per share, reflecting our strong performance, solid financial position, and confidence in our company’s long-term prospects.”

Non-GAAP Items (See attached table for GAAP and Non-GAAP measures)

First quarter fiscal 2027 results of operations included a $0.5 million pre-tax charge, $0.4 million after tax, representing $0.02 per diluted share, related to the investigation of misconduct within the Dubai branch of the Company's Swiss subsidiary.

First quarter fiscal 2026 results of operations included a $0.6 million pre-tax charge, or $0.5 million after tax, representing $0.02 per diluted share, associated with expenses related to a corporate cost-savings initiative.

In this press release, references to “adjusted” results exclude the impact of the above charges. Please refer to the attached GAAP and Non-GAAP measures table for a detailed reconciliation of the Company’s reported results to its adjusted, non-GAAP results.

First Quarter Fiscal 2027 Results (See attached table for GAAP and Non-GAAP measures)

•

Net sales increased 8.1% to $142.4 million, or increased 4.5% on a constant-dollar basis, compared to $131.8 million in the first quarter of fiscal 2026. The increase in net sales reflected increases across the Company’s owned and licensed brands and Movado Company Stores. U.S. net sales increased 8.7% as compared to the first quarter of last year. International net sales increased 7.6% (1.6% on a constant- dollar basis) as compared to the first quarter of last year.

•

Gross profit was $81.6 million, or 57.3% of net sales, compared to $71.4 million, or 54.1% of net sales, in the first quarter of fiscal 2026. The increase in gross margin percentage was primarily the result of the positive impact of channel and product mix and the increased leverage of certain costs over higher sales, partially offset by fluctuations in foreign exchange rates.

•

Operating expenses were $74.6 million in the first quarter of fiscal 2027 compared to $71.1 million in the first quarter of fiscal 2026. This increase was primarily due to higher marketing expenses and an increase in performance-based compensation. As a percentage of net sales, operating expenses decreased to 52.4% of net sales from 53.9% in the prior-year period primarily due to leverage of expenses given the increase in net sales. Adjusted operating expenses were $74.1 million, or 52.0% of net sales, compared to $70.5 million, or 53.5% of net sales, in the first quarter of fiscal 2026.

•	Operating income was $7.0 million compared to $0.3 million in the first quarter of fiscal 2026. Adjusted operating income was $7.5 million compared to $0.9 million in the first quarter of fiscal 2026.
•	The Company recorded a tax provision of $1.9 million in the first quarter of fiscal 2027 compared to $0.7 million in the first quarter of fiscal 2026. Based on adjusted pre-tax income, the adjusted tax provision in the first quarter of fiscal 2027 was $2.1 million, or an adjusted tax rate of 22.1%. This compares to an adjusted tax provision of $0.8 million, or an adjusted tax rate of 30.9%, in the first quarter of fiscal 2026.
•	Net income for the first quarter of fiscal 2027 was $6.9 million, or $0.30 per diluted share, compared to $1.4 million, or $0.06 per diluted share, in the first quarter of fiscal 2026. Adjusted net income was $7.3 million, or $0.32 per diluted share, compared to $1.9 million, or $0.08 per diluted share, in the first quarter of fiscal 2026.

Quarterly Dividend and Share Repurchase Program

The Company also announced that on May 27, 2026, the Board of Directors approved a $0.05 increase in the regular quarterly dividend to $0.40 per share from $0.35 per share. A $0.40 payment will be made on June 24, 2026, for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on June 10, 2026.

During the first quarter of fiscal 2027, the Company repurchased 61,000 shares under its December 5, 2024, share repurchase program. As of April 30, 2026, the Company had $44.6 million remaining available under the share repurchase program.

Fiscal 2027 Outlook

Given the current economic and geopolitical uncertainty, including the unpredictable impact of the current Middle East conflict, the Company has elected not to provide a fiscal 2027 outlook at this time. The Company noted that the first quarter of 2027 benefited from the positive impact of fluctuations in foreign exchange rates. As such, the Company expects net sales growth to moderate in the second quarter.

Conference Call

The Company’s management will host a conference call and audio webcast to discuss its results today, May 27, 2026, at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 407-0784. Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call. Additionally, a telephonic replay of the call will be available at 1:00 p.m. ET on May 27, 2026, until 11:59 p.m. ET on June 10, 2026, and can be accessed by dialing (844) 512-2921 and entering replay number 13760697.

Movado Group, Inc. designs, sources, and distributes MOVADO®, MVMT®, OLIVIA BURTON®, EBEL®, CONCORD®, CALVIN KLEIN®, COACH®, TOMMY HILFIGER®, HUGO BOSS®, and LACOSTE®, watches, and, to a lesser extent jewelry and other accessories, and operates Movado Company Stores in the United States and Canada.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). Specifically, the Company is presenting adjusted operating expenses, adjusted operating income, adjusted pre-tax income, adjusted tax provision, adjusted net income and adjusted diluted earnings per share, which are operating expenses, operating income, pre-tax income, tax provision, net income and diluted earnings per share, respectively, under GAAP, adjusted to eliminate costs due to the investigation referred to above and the establishment of a provision for a cost-savings initiative. The Company believes the adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current period. Comparisons of financial results on a constant dollar basis are calculated by translating each foreign currency at the same U.S. dollar exchange rate as in effect for the prior-year period for both periods being compared. The Company believes this information is useful to investors to facilitate comparisons of operating results. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to the Company’s ability to maintain effective internal control over financial reporting in the future, general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, including inflation, elevated interest rates, increased commodity prices and tightness in the labor market, trends in consumer debt levels and bad debt write-offs, general uncertainty related to geopolitical concerns, the increase in tariffs and other trade barriers, the impact of international hostilities, including the Russian invasion of Ukraine and war in the Middle East, on global markets, economies and consumer spending, on energy and shipping costs, and on the Company’s supply chain and suppliers, supply disruptions, delivery delays and increased shipping costs, defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, evolving stakeholder expectations and emerging complex laws on environmental, social, and governance matters, changes in consumer preferences and popularity of particular designs, new product development and introduction, decrease in mall traffic and increase in e-commerce, the ability of the Company to successfully implement its business strategies, competitive products and pricing, including price increases to offset increased costs, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the possible impairment of acquired intangible assets, including long-lived assets, risks associated with the Company’s minority investments in early-stage growth companies and venture capital funds that invest in such companies, the continuation of the Company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation and administrative proceedings, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, including cybersecurity risks posed by increasing reliance on cloud services and generative artificial intelligence, complex and quickly-evolving regulations regarding privacy and data protection, regulatory restrictions and a changing marketing environment, including the movement toward a cookieless future and increased digital advertising costs, requirements to meet environmental, social and governance regulations, expectations or standards, including climate change-related risks and regulatory requirements, the impact of current or future cost reduction, streamlining, restructuring or business optimization initiatives, risks associated with laws and regulations relating to supply chain transparency and forced labor, changes to existing laws or regulations, including changes to tax laws or regulations, the continued availability to the Company of financing and credit on favorable terms, business disruptions, and general risks associated with doing business internationally, including, without limitation, import duties, tariffs (including retaliatory tariffs and the potential imposition of tariffs under alternative statutory authorities), quotas, political and economic stability, anti-corruption and anti-bribery laws, changes to existing laws or regulations, and impacts of currency exchange rate fluctuations and the success of hedging strategies related thereto, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward-looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.

(Tables to follow)

MOVADO GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	April 30,

	2026	2025

Net sales	$142,402	$131,769

Cost of sales	60,809	60,419

Gross profit	81,593	71,350

Total operating expenses	74,578	71,059

Operating income	7,015	291

Non-operating income/(expense):
Other income, net	1,961	1,760
Interest expense	(102)	(111)

Income before income taxes	8,874	1,940

Provision for income taxes	1,948	660

Net income	6,926	1,280

Less: Net loss attributable to noncontrolling interests	(4)	(140)

Net income attributable to Movado Group, Inc.	$6,930	$1,420

Diluted Income Per Share Information
Net income per share attributable to Movado Group, Inc.	$0.30	$0.06

Weighted diluted average shares outstanding	22,826	22,499

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except for percentage data)

(Unaudited)

	Three Months Ended
	April 30,		% Change

	2026	2025

Total net sales, as reported	$142,402	$131,769	8.1%

Total net sales, constant dollar basis	$137,741	$131,769	4.5%

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except per share data)

(Unaudited)

	Net Sales	Gross Profit	Total Operating Expenses	Operating Income	Pre-tax Income	Provision/ (Benefit) for Income Taxes	Net Income Attributable to Movado Group, Inc.	Diluted EPS
Three Months Ended April 30, 2026
As Reported (GAAP)	$142,402	$81,593	$74,578	$7,015	$8,874	$1,948	$6,930	$0.30
Costs related to the Dubai matter (1)	—	—	(466)	466	466	112	354	0.02
Adjusted Results (Non-GAAP)	$142,402	$81,593	$74,112	$7,481	$9,340	$2,060	$7,284	$0.32

Three Months Ended April 30, 2025
As Reported (GAAP)	$131,769	$71,350	$71,059	$291	$1,940	$660	$1,420	$0.06
Cost-Savings Initiative (2)	—	—	(579)	579	579	119	460	0.02
Adjusted Results (Non-GAAP)	$131,769	$71,350	$70,480	$870	$2,519	$779	$1,880	$0.08

(1)	Costs related to the investigation of misconduct within the Dubai branch of the Company's Swiss subsidiary.
(2)	Related to the establishment of a provision for a corporate cost-savings initiative.

MOVADO GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 30,	January 31,	April 30,
	2026	2026	2025

ASSETS

Cash and cash equivalents	$225,263	$230,541	$203,086
Trade receivables, net	80,030	102,037	87,257
Inventories	181,959	158,331	189,298
Other current assets	21,290	22,208	23,971
Income taxes receivable	5,687	4,118	7,395
Total current assets	514,229	517,235	511,007

Property, plant and equipment, net	16,405	17,105	19,949
Operating lease right-of-use assets	63,305	67,873	82,018
Deferred and non-current income taxes	46,265	45,917	44,288
Other intangibles, net	3,664	4,162	5,408
Other non-current assets	90,142	90,329	84,508
Total assets	$734,010	$742,621	$747,178

LIABILITIES AND EQUITY

Accounts payable	$30,428	$21,138	$33,091
Accrued liabilities	47,537	49,748	55,828
Accrued payroll and benefits	9,352	17,896	9,177
Current operating lease liabilities	20,055	20,603	19,323
Income taxes payable	5,325	3,663	8,136
Total current liabilities	112,697	113,048	125,555

Deferred and non-current income taxes payable	1,069	1,030	921
Non-current operating lease liabilities	53,461	58,063	72,956
Other non-current liabilities	59,866	60,220	52,346

Shareholders' equity	505,463	508,842	493,228

Noncontrolling interest	1,454	1,418	2,172
Total equity	506,917	510,260	495,400

Total liabilities and equity	$734,010	$742,621	$747,178

MOVADO GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	April 30,

	2026	2025

Cash flows from operating activities:
Net income	$6,926	$1,280
Depreciation and amortization	2,312	2,280
Other non-cash adjustments	2,229	570
Changes in working capital	(4,603)	(11,650)
Changes in non-current assets and liabilities	92	306
Net cash provided by/(used in) operating activities	6,956	(7,214)

Cash flows from investing activities:
Capital expenditures	(1,154)	(1,533)
Long-term investments	(507)	(1,290)
Trademarks and other intangibles	(35)	(14)
Net cash used in investing activities	(1,696)	(2,837)

Cash flows from financing activities:
Dividends paid	(7,743)	—
Stock repurchases	(1,541)	—
Stock awards and options exercised and other changes	(248)	(467)
Net cash used in financing activities	(9,532)	(467)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(1,015)	5,177
Net change in cash, cash equivalents, and restricted cash	(5,287)	(5,341)
Cash, cash equivalents, and restricted cash at beginning of period	231,382	209,214

Cash, cash equivalents, and restricted cash at end of period	$226,095	$203,873

Non-cash financing activities:
Dividends declared but not paid	$—	$7,783

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$225,263	$203,086
Restricted cash included in other non-current assets	832	787
Cash, cash equivalents, and restricted cash	$226,095	$203,873